As filed with the Securities and Exchange Commission on June 3, 2005 — Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2032782 (I.R.S. Employer Identification No.)

230 W. Main Street, Ionia, Michigan 48846
(Address of Principal Executive Offices Including Zip Code)

Independent Bank Corporation Long-Term Incentive Plan
(Full Title of the Plan)

Robert N. Shuster, 230 W. Main Street, Ionia, Michigan 48846
(Name and address of agent for service)

(616) 527-2400
(Telephone number, including area code, of agent for service)

Copies of Communications to:
Michael G. Wooldridge
Varnum, Riddering, Schmidt & Howlett LLP
Bridgewater Place, P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Registration Fee
Common Stock ($1.00 value)	750,000	$28.28	$21,210,000	$2,496.40

(1)	The number of shares being registered is the additional number of shares available for the grant of awards under the Independent Bank Corporation Long-Term Incentive Plan that have not been previously registered.
(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $28.28 per share, the average of the high and low sale prices for the Common Stock of Independent Bank Corporation, as reported in the Nasdaq National Market System on May 31, 2005, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

This Registration Statement contains a total of 5 pages (plus exhibits). The Exhibit Index is located on page 5.

EXPLANATORY NOTE

        This Registration Statement is filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 750,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of Independent Bank Corporation, a Michigan corporation (the “Registrant”), issuable pursuant to Registrant’s Long-Term Incentive Plan. The Registrant’s previously filed Registration Statement on Form S-8 (Registration No. 333-89072), as filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2002, is hereby incorporated by reference, except for Items 3, 6, and 8 of such previously filed Registration Statement, which are replaced and superseded with the Items 3, 6, and 8 set forth in this Registration Statement below.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Commission are incorporated herein by reference:

(a)	The Annual Report on Form 10-K for the Registrant for the year ended December 31, 2004;
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above;
(c)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement (File No. 0-7818 ) filed pursuant to Section 12(g) of the Exchange Act.

        All other reports or documents filed by the Registrant pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

        The Articles of Incorporation of the Registrant provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

        The MBCA specifically provides that it is not the exclusive source of indemnity. As a result, the Registrant adopted individual indemnification agreements with its directors. Approved by the Registrant’s shareholders, the indemnification agreements provide a contractually enforceable right for prompt indemnification, except that indemnification is not required where: (i) indemnification is provided under an insurance policy, except for amounts in excess of insurance coverage; (ii) indemnification is provided by the Registrant outside of the agreement; (iii) the claim involved a violation of Section 16(b) of the Exchange Act or similar provision of state law; or (iv) indemnification by the Registrant is otherwise prohibited by law. In the case of a derivative or other action by or in the right of the Registrant where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors, independent legal counsel, or a court where the claim is litigated, whichever the indemnitee chooses. The protection provided by the indemnification agreements is broader than that under the MBCA, where indemnification in such circumstances is available only where specifically authorized by the court where the claim is litigated.

        In addition, the Registrant’s Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by the Registrant or its shareholders resulting from certain negligent acts or omissions.

        Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 8. Exhibits.

        Reference is made to the Exhibit Index which appears on page 5.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, State of Michigan, on the 17th day of May, 2005.

INDEPENDENT BANK CORPORATION /s/ Robert N. Shuster —————————————————— By: Robert N. Shuster Its: Executive VP and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert N. Shuster and Michael M. Magee, Jr., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 17, 2005, by the following persons in the capacities indicated.

/s/ Michael M. Magee, Jr. —————————————————— Michael M. Magee, Jr., Director, President and Chief Executive Officer (Principal Executive Officer)	/s/ Robert N. Shuster —————————————————— Robert N. Shuster, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ James J. Twarozynski —————————————————— James J. Twarozynski, Senior Vice President and Controller (Principal Accounting Officer)	/s/ Charles C. Van Loan —————————————————— Charles C. Van Loan, Director and Chairman of the Board of Directors

/s/ Jeffrey A. Bratsburg —————————————————— Jeffrey A. Bratsburg, Director	/s/ Terry L. Haske —————————————————— Terry L. Haske, Director

/s/ Robert L. Hetzler —————————————————— Robert L. Hetzler, Director	/s/ Charles A. Palmer —————————————————— Charles A. Palmer, Director

/s/ James E. McCarty —————————————————— James E. McCarty, Director	/s/ Stephen L. Gulis, Jr. —————————————————— Stephen L. Gulis, Jr., Director

EXHIBIT INDEX

        The following exhibits are filed as a part of this Registration Statement:

Exhibit 5	Opinion of Varnum, Riddering, Schmidt & Howlett LLP with respect to the legality of the securities being registered

Exhibit 23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

Exhibit 23.2	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included with the opinion filed as Exhibit 5)

Exhibit 24	Power of Attorney - included on page 4 hereof

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